Exhibit 99.1

News Release

Contact:	Investors and Analysts: Cameron Hopewell, CCA at (615)263-3024
Financial Media: David Gutierrez, Dresner Corporate Services at (312)780-7204

CCA Board of Directors Appoints Mark Emkes as Chairman

Joseph Russell to retire from the Board

NASHVILLE, Tenn. – February 22, 2016 – Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and re-entry facilities, announced today the appointment of CCA director Mark Emkes as Chairman of the Board of Directors, effective as of the 2016 Annual Meeting of Stockholders. Mr. Emkes succeeds Chairman John Ferguson, who previously announced his intention to retire from CCA’s Board effective as of the 2016 Annual Meeting of Stockholders.

Mr. Emkes has been an independent CCA director since August of 2014 and is currently a member of CCA’s Compensation Committee and Nominating and Governance Committee. After a thirty-three year career, he retired in February of 2010 as Chairman, CEO, and President of Bridgestone Americas Inc. He also served as a board member of Tokyo-based Bridgestone Corporation from April of 2004 until his retirement. Shortly after retiring from Bridgestone, he served as Commissioner of Finance and Administration for the State of Tennessee until his retirement from state government in May of 2013. Mr. Emkes has served as President of the Middle Tennessee Council of the Boy Scouts of America, on the Board of Directors of the Community Foundation of Middle Tennessee, on the advisory board of Habitat for Humanity, Nashville Chapter, as a member of CEO’s Against Cancer, Tennessee Chapter, and as Chairman of Nashville’s 2010 American Heart Association’s Heart Walk. He also serves on the boards of Greif, Inc., First Horizon National Corporation, and Clarcor, Inc.

“Since I announced my intent to retire from the Chairman role last year, the Board conducted a thorough process to identify the best fit for our organization,” said Mr. Ferguson. “Mark is a highly talented individual with extensive experience in both public and private sectors. His leadership will serve our government partners, stockholders and employees well as he assumes the role of Chairman of the Company’s Board of Directors.”

Commenting on the appointment to Chairman, Mr. Emkes stated, “I am sincerely honored to assume the role of Chairman and want to thank the other CCA Board members for the trust they have placed in me. I look forward to continuing to collaborate with the Board as we position the Company for continued growth and value creation.”

Additionally, Director Joseph Russell has informed the Company of his decision to retire from the Board of Directors and not stand for re-election at the 2016 Annual Meeting of Stockholders, consistent with the mandatory retirement age included in CCA’s corporate governance guidelines. Mr. Russell has served as a director since 1999 and is the Chair of

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA’s Compensation Committee, a member of the Executive Committee and a member of the Nominating and Governance Committee. CCA Board member Donna Alvarado was appointed to replace Mr. Russell as Chair of the Compensation Committee effective as of the 2016 Annual Meeting of Stockholders.

“On behalf of the entire board, we would like to thank John and Joe for their invaluable service and leadership to CCA throughout the years,” said Damon Hininger, CCA’s President and Chief Executive Officer. “Both came to CCA at a time when the company was facing significant challenges and were instrumental in developing strategies to not only return the company to fiscal health, but to also position it for long-term growth. We look forward to making further progress as we work with Mark in his new leadership role as independent Chairman and will continue to strive towards strengthening CCA’s position as a leader in partnership corrections.”

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential re-entry facilities and one of the largest prison operators in the United States. We currently own or control 66 correctional, detention and re-entry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community re-entry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful re-entry into society upon their release.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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